Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Executive Officer Separation Agreement and Release (the “Separation Agreement”) is made by and between Douglas T. Moore (the “Executive” or “Moore”) and 1847 Goedeker Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS:

R-1. On or about August 15, 2019, the Executive executed a letter agreement with the Company pursuant to which he was employed as the Company’s Chief Executive Officer. That letter agreement was amended by two subsequent letter agreements that Moore executed on or about April 21, 2020, and June 3, 2021. Those three letter agreements are referred to herein as the “Employment Agreement.” The current level of Moore’s annual base salary is $650,000.00 per year.

R.2. The Parties are entering into this Separation Agreement in order to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

1. Termination of Employment. The Company’s employment of the Executive is terminated by the Executive’s resignation as Chief Executive Officer of the Company and from any other positions held by the Executive effective as of August 30, 2021 (the “Separation Date”). The Executive also hereby resigns from the Executive’s position as a director of the Company. The Executive acknowledges that the Executive’s resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

2. Unconditional Payments.

a. On the Company’s next regularly scheduled payday, the Company shall provide the Executive with a payment, at the Executive’s regular base salary rate, for the time the Executive worked during the Company’s most recent pay period through and including August 30, 2021, less applicable statutory deductions and authorized withholdings (the “Final Salary Payment”).

b. The Final Salary Payment will also include a payment for the Executive’s unused accrued paid time off (if it is the Company’s regular practice to provide departing employees with reimbursement for unused accrued paid time-off).

c. The Company will send the Executive, under separate cover, information about his rights to elect medical, dental and vision insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), if the Executive has such rights.

Nothing in this Agreement is intended to impair any of the Executive’s rights described in this Section 2.

In addition, and provided that the Executive agrees to and accepts the terms of this Separation Agreement and does not revoke his acceptance pursuant to Section 14 below:

3. Separation Payment.

a. For the period commencing on September 1, 2021 and ending on August 31, 2022, the Company shall provide the Executive with a severance payment equal to one year of his base salary at his current level ($650,000.00 per year), less applicable statutory deductions and authorized withholdings (the “Separation Payment”). The Separation Payment shall be payable in equal installments on the Company’s regular payroll dates. The first installment of the Separation Payment will be made on the Company’s first (1st) regular payroll date no fewer than ten (10) days following the Company’s receipt of this Separation Agreement executed by the Executive. Each installment of the Separation Payment will be made by direct deposit in accordance with the direct deposit authorization on file. The amount of the Separation Payment will be reported on an IRS Form W-2.

b. The Executive’s entitlement to the Separation Payment, or to any installment of it, is conditioned on his compliance with each and every provision of this Separation Agreement and that, if in the good-faith judgment of the Company he has breached any material provision of this Separation Agreement, the Company shall be entitled to recover from the Executive the full value of any portion of the Separation Payment already paid as of the date of such breach, less applicable deductions and authorized statutory withholdings.

4. Health Care Payments. The Company will continue to pay the employer’s share of the Executive’s health care costs under any Company medical, dental or vision plan in which the Executive participates for a period beginning as of September 1, 2021 and ending as of August 31, 2022; provided, however, that the Executive will be responsible for the full amount of the applicable employee contribution as determined and periodically modified by the Company. Effective as of September 1, 2022, all such benefits will cease, and, the Executive will be eligible to elect continuing coverage under COBRA at his own expense, if the Executive is eligible under COBRA to continue such benefits.

5. No Additional Benefits. Other than as set forth in this Separation Agreement, the Executive expressly acknowledges and agrees that he is not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company and the Releasees (as that phrase is defined in Section 7(b) below), including but not limited to any severance payment or bonus payment provided for in the Employment Agreement, and the Executive expressly acknowledges and agrees that no representations or promises to the contrary have been made to him.

a. Nothing in this Separation Agreement is intended to supersede either the Restricted Stock Award Agreement entered into on June 3, 2021 between the Executive and the Company or the Stock Option Agreement entered into on August 4, 2020 between the Executive and the Company. Nor is this Separation Agreement, or anything in it, intended to modify any of the Parties’ rights and obligations under those agreements.

6. Unemployment. The Company will not object to any lawful application by the Executive to receive unemployment benefits.

7. Release of Claims.

a. As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Separation Payment and the agreements of the Company contained in this Separation Agreement, the Executive, with the intention of binding himself, his heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, the “Releasors”), hereby releases, waives and forever discharges the Company and the Releasees from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Executive ever had, now has or hereafter may have against the Company and the Releasees up to and including the date of the execution of this Separation Agreement.

Without limiting the generality of the foregoing, the Releasors hereby release and forever discharge the Company and the Releasees from:

(i) any and all claims relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii) any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the Occupational Safety and Health Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act, the Sarbanes-Oxley Act of 2002, the Constitution of Missouri, and any of the laws of the state of Missouri, including as such laws have been or may be amended;

(iii) any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, as amended; provided, however, that nothing in this Section 7 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which the Executive may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(iv) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(v) any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Separation Agreement, the Executive represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute or common law theory under which he releases claims is not intended by the Executive or the Company to limit, diminish or impair in any way the Executive’s intended and actual release of all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company and the Releasees.

b. For purposes of this Agreement, the term “the Company and the Releasees” includes 1847 Goedeker Inc. and its predecessors, direct and indirect affiliates, related companies, successors and assigns, regardless of the jurisdiction in which such entities may be located, and all of its and their respective past, present and future directors, officers, members, employees, attorneys, representatives and agents, whether acting as agents or in their individual capacities, and this Separation Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

c. It is understood that this release does not serve to waive any rights or claims that, pursuant to law, cannot be waived or subject to a release of this kind, such as: (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable welfare, retirement and/or pension plans; (iii) rights to defense and indemnification, if any, from the Company for actions taken by you in the course and scope of the Executive’s employment with the Company; (iv) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; and/or (v) the right to file a charge with an administrative agency or participate in an agency investigation; provided, however, that the Executive hereby waives his right to recover any money in connection with such charge or investigation. Moreover, nothing in this Separation Agreement limits or waives, or is intended to limit or waive, the Executive’s right pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of the Separation Agreement’s waiver of claims under the Age Discrimination in Employment Act.

8. No Pending or Future Lawsuits. The Executive represents and warrants that he has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Separation from Employment. By entering into this Separation Agreement, the Executive acknowledges and agrees that his employment with the Company has been permanently and irrevocably severed. The Executive agrees that the Company shall not have any obligation at any time in the future to reemploy him, or enter into any other business arrangement of any kind with him. The Executive further agrees that if he does seek reemployment or any other business arrangement with the Company under which he would receive compensation for services performed by him, a rejection by the Company of his application or inquiry will not constitute a violation of this Separation Agreement or a violation of law in any manner whatsoever.

10. Firm Property and Information. The Executive agrees to return to the Company, on or before September 1, 2021, any computer equipment, office keys, credit and telephone cards, ID and access cards, etc., and any and all original and duplicate copies of the Executive’s work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, storage drives, and any other materials the Executive has in his possession or under his control belonging to the Company, or containing confidential or proprietary information concerning the Company, (including Confidential Information, as that phrase is defined in Section 11 below) in his custody or possession (“Company Property”), regardless of the format, medium or location in which such information is stored, maintained or accessed. The Executive agrees and represents that, as September 1, 2021 (i) the Executive has returned to the Company all Company Property (including without limitation any and all emails and attachments that the Executive emailed to his personal email account from his email account with the Company); (ii) the Executive will have not made or taken copies of such Company Property (including without limitation any and all emails and attachments that the Executive emailed to his personal email account from the Executive’s Company email account); and (iii) the Executive will have completely removed all electronically stored Company Property from all storage media in his possession, custody or control, including, without limitation, from his home computer system(s), personal email account(s), and any external disk(s), flash drive(s), cloud storage services, or any other format or medium in which information can be stored, maintained or accessed. By signing this Separation Agreement, the Executive expressly agrees that the Company shall have the right, on demand, to verify through an independent third-party forensic examiner that the Executive has not retained Company Property in any form or manner whatsoever, including without limitation in or on any electronic device, phone, PDA, computer, e-mail account, hard drive or cloud storage system, whether or not personal in nature; provided, however, that such third-party forensic examiner will conduct any examination in a manner designed to protect purely personal information or data from disclosure to the Company as a result of the examination. The Executive further agrees that the Company shall in addition to any other legal remedies available to it, be entitled to (a) equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief and (b) liquidated damages in an amount equal to the Separation Payment, to enforce the provisions of this section.

11. Confidentiality. The Executive acknowledges that, while employed by the Company, he had access to and possessed information and materials that are not publicly available, including, without limitation, information and materials concerning the Company’s client identities, lists or other client information; pricing and billing strategies; personnel matters; personnel decisions made by the firm; proprietary information; marketing, advertising and promotional ideas and strategies; marketing surveys and analyses; technology; marketing plans and research; and methods, techniques, processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically or graphically or in writing (“Confidential Information”). Accordingly, the Executive agrees never to use or disclose Confidential Information before it has become publicly known, through no fault of his own, unless required by compulsory legal process. The Executive’s nondisclosure obligation under this Section 11 includes, without limitation, statements to individuals or groups, the media, the press, online media sites, and on social media accounts (including, by way of example only, Facebook, LinkedIn, Twitter, Instagram, and the like). The Executive also agrees that, if he is ever asked to disclose any Confidential Information pursuant to legal process or otherwise, he will immediately contact the Company’s chief executive officer to seek the Company’s express written consent to such disclosure prior to such disclosure.

12. Non-disparagement. The Executive agrees that he shall make no statements, remarks or comments, orally or in writing, publicly or privately, to any third party that would constitute actionable defamation with regard to the Company, its predecessors, direct and indirect affiliates, related companies, or any of their current or former respective management, officers, directors, shareholders, members, employees, agents, or representatives, or any of their products, services, divisions, or the Company’s business. In consideration of the Executive’s obligations under this Separation Agreement, the Company agrees, on behalf of itself and its subsidiaries, that it shall refrain from making any statements or comments to any third party that would constitute actionable defamation with regard to the Executive. Notwithstanding the foregoing provisions of this Section 12, neither the Company nor the Executive will be restricted from providing information about the other as required by a court or governmental agency or by applicable law.

a. The Executive acknowledges and agrees that, should he breach any of his confidentiality obligations in Section 11 or his non-disparagement obligations in Section 12 of this Separation Agreement, this will constitute a material injury to the Company, and that he will thus be required to forfeit the full amount of the Separation Payment back to the Company, as well as pay to the Company any legal fees incurred in addressing these issues.

13. Severability. If at any time after the date of the execution of this Separation Agreement any provision of this Separation Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Separation Agreement, provided, however, that if Section 7 is held to be illegal, void or unenforceable in whole or in part, the Executive agrees to promptly execute a valid general release and waiver in favor of the Company and the Releasees.

14. Voluntary Agreement.

a. The Executive acknowledges that: before signing this Separation Agreement, he was given at least twenty-one (21) days in which to review and consider it; he has, in fact, carefully reviewed this Separation Agreement; and that he is entering into it voluntarily and of his own free will. By signing this Separation Agreement, the Executive acknowledges that, if he executed this Separation Agreement before the end of the 21-day period, such early execution was completely voluntary, and he had reasonable and ample time in which to review this Separation Agreement.

b. The Executive agrees that, for a period of seven (7) days after he signs this Separation Agreement, he has the right to revoke it by providing notice in writing delivered to the Company’s Chief Financial Officer, Maria Johnson, at maria.johnson@appliancesconnection.com. This Separation Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period (the “Effective Date”).

b. The Executive understands that the expiration of the seven-day period after he signs this Separation Agreement confirms that he did not revoke his assent to this Separation Agreement, and, therefore, that it is fully effective and enforceable.

15. No Admission. The Executive understands and agrees that the making of this Separation Agreement is not intended, and shall not be construed, as an admission that the Company and the Releasees, or any person now or previously employed by or associated with the Company and the Releasees, have violated any federal, state or local law, ordinance, regulation, public policy or common law rule, or have committed any wrong whatsoever against the Executive. This Separation Agreement shall be deemed to fall within the protection afforded to settlements, compromises and offers to compromise by applicable law.

16. Complete Agreement. This Separation Agreement represents the complete understanding between the Executive and the Company concerning the subject matter of this Separation Agreement, and no other promises or agreements concerning the subject matter of this Separation Agreement shall be binding unless reduced to writing and signed by the Executive and the Company. The Executive and the Company agree that this Separation Agreement supersedes any prior agreements or understandings of the Parties, whether oral or written, concerning the subject matter of this Separation Agreement.

17. No Oral Modification. This Separation Agreement may only be amended in a writing signed by the Executive and the Company’s chief executive officer.

18. Drafting. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the Executive and the Company that the person interpreting or construing this Separation Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

19. Successors and Assigns. This Separation Agreement is binding upon, and shall inure to the benefit of, the Company and the Releasees, and its and their respective heirs, executors, administrators, successors and assigns.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Executive or made on his behalf under the terms of this Separation Agreement. The Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) the Executive’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21. Authority. The Company represents and warrants that the undersigned representative of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement. The Executive represents and warrants that he has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Separation Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. The Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Separation Agreement. The Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Agreement.

23. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Separation Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN BALLWIN, MISSOURI BEFORE THE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH MISSOURI LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL MISSOURI LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH MISSOURI LAW, MISSOURI LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

26. Governing Law. This Separation Agreement is governed by the laws of the State of Missouri, without regard to its principles of conflicts of law.

27. Counterparts. This Agreement may be executed in counterparts and also by facsimile, scan or other electronic means, and each counterpart, facsimile or electronic copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Section Headings. The Section headings (e.g., “Counterparts”) used in this Separation Agreement are inserted for convenience only and shall be disregarded in construing this Separation Agreement.

CAUTION—THIS SEPARATION AGREEMENT

CONTAINS A RELEASE OF CLAIMS. READ THIS AGREEMENT CAREFULLY BEFORE SIGNING.

[The remainder of this page is purposefully blank; the execution page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

1847 GOEDEKER INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman
Dated:	August 30, 2021

DOUGLAS T. MOORE

Signed:	Douglas T. Moore
Dated:	August 30, 2021